                                                                    EXHIBIT 10.2

[MESSAGEMEDIA LETTERHEAD]



June 1, 2000


Prabhuling Patel
1450 West Summerdale Avenue
Chicago, IL 60640

RE:   OFFER OF EMPLOYMENT WITH MESSAGEMEDIA, INC.

Dear Prabhuling:

         MessageMedia, Inc. ("MessageMedia" or "Company") is very pleased to offer you employment as General Manager, Messaging Services beginning on June 12, 2000. This letter states the complete terms and conditions of your offer. If you agree to these terms and conditions, please initial the bottom of each page and sign at the end of this letter in the spaces indicated.

         1. DUTIES. As General Manager, Messaging Services you will be responsible leading the Messaging Services Business Unit. You will report to Larry Jones, who will be primarily responsible for evaluating your performance. You will work primarily from our Boulder, Colorado facility. Of course, MessageMedia may change your position, title, duties, and place of employment from time to time as it deems necessary.

         2. COMPENSATION. You will be compensated at a rate of $170,000 per year, less all deductions and withholdings. MessageMedia pays salaries semi-monthly. You will be eligible for fringe benefits on the same terms such benefits are provided to other MessageMedia employees. Benefits information is available from the Human Resources Department. Of course, MessageMedia may modify your compensation and benefits from time to time in its sole discretion.

         3. STOCK OPTIONS. Subject to the approval of the Board of Directors, you will be eligible to receive an option to purchase 75,000 shares of common stock at an exercise price per share equal to the fair market value of the Company's Common stock on the date you start employment with MessageMedia ("vesting Commencement Date"). The vesting schedule and all terms, conditions, and limitations of the Option are set forth in a stock option grant notice, the Company's standard stock option agreement and the Company's 1995 Stock Option Plan, as amended (the "Plan").

         4. BONUSES. In addition to your base salary, you may be eligible to earn an annual performance bonus of 50% of your base salary, less applicable taxes, at 100% of target. Bonus payments, if any, will be based on corporate, departmental, an/or individual performance criteria to be determined by the CEO and approved by the Board of Directors. To be eligible for any Bonus, you must be employed by MessageMedia at the time any Bonus amount is to be paid. Bonuses are not earned until they are approved in writing by Board of Directors. During your first six- (6) months of employment with MessageMedia, you shall receive a guaranteed bonus of $40,000, less standard deductions and withholdings, payable semi-monthly (First Year Bonus).

                                                                         Initial
                                                                           PP

         5. RELOCATION BONUS. Upon the commencement of your employment with MessageMedia, you will receive a one-time relocation bonus of $60,000. If you voluntarily resign or MessageMedia terminates your employment with Just Cause (defined below) before you complete your first year of employment with MessageMedia, you must repay to MessageMedia a pro rata portion of the relocation bonus. By accepting the relocation bonus, you authorize MessageMedia to deduct from any payments received, including your final paycheck and/or any payment for accrued but unused vacation the amount of the relocation bonus you are required to repay. To determine the pro rata amount to be repaid, multiply $60,000 by a fraction consisting of the total number of days remaining in your first year of employment divided by 366. (By way of example only, if your employment ends for any reason 122 days after your start date, you must repay to the Company two-thirds (244/366) of the amount of the hiring bonus.)

          6. VACATION. You will be entitled to four week(s) of paid vacation during your first year of service, which shall begin accruing monthly upon commencement of employment. You will be eligible to use your accrued vacation after your first thirty (30) days of employment, and in accordance with the provisions of the Employee Handbook thereafter. In addition you will be eligible to take your planned vacation June 29 through July 14, 2000.

          7. CONFIDENTIALITY AGREEMENT. One of the conditions of your employment with MessageMedia is the maintenance of the confidentiality of MessageMedia's proprietary and confidential information. In your work for MessageMedia, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information that is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain or which is otherwise provided or developed by MessageMedia. You also should not bring onto the MessageMedia premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines described above. Before your start date, you must therefore execute MessageMedia's Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement, which you will find as Exhibit A. However, your commencement of employment shall constitute acceptance of all the terms and conditions in MessageMedia's Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement.

          8. AT-WILL EMPLOYMENT. Your employment with MessageMedia will be "at-will." This means that either you or MessageMedia may terminate your employment at any time, with or without cause, with or without notice, and for any reason or no reason. Any contrary representations or agreements, which may have been made to you, are superseded by this offer. The "at will" nature of your employment described in this offer letter shall constitute the entire agreement between you and MessageMedia concerning the nature and duration of your employment. Though your job duties, title, compensation, and benefits may change over time and you may be subject to incremental discipline that does not include a termination, none of these events change our agreement that you are an "at will" employee. In addition, the fact that the rate of your salary, bonuses, option vesting schedules or other compensation are stated in units of years or months and that your vacation and sick leave accrue annually or monthly does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that you are guaranteed employment to the end of any period of time or for any period time. The "at will" term of your employment with MessageMedia can only be changed in a writing signed by you and the CEO of MessageMedia.



                                                                       Initial
                                                                         PP

         9. SEVERANCE. As set forth in Paragraph 8 above, you and the Company each acknowledge that either party has the right to terminate your employment with the Company at any time for any reason whatsoever, with or without cause or advance notice. However, if you are terminated by the Company you shall be entitled to severance benefits set forth below.

                  (a) TERMINATION BY DEATH OR DISABILITY. In the event you die during your employment with the Company or become permanently disabled, as evidenced by your inability to carry out your job responsibilities for a continuous period of six months, your employment and the Company's obligation to make payments hereunder shall terminate on the date of your death, or the date upon which, in the sole determination of the Board of Directors, you have failed to carry out your job responsibilities for six months. The Company's ability to terminate you as a result of any disability shall be to the extent permitted by state and/or federal law. Vesting of any shares pursuant to the Plan, the option agreement, or any grant notices or any other unvested shares shall cease on the date of death or disability.

                  (b) VOLUNTARY RESIGNATION. In the event you voluntarily resign from your employment with the Company, the Company's obligation to make payments hereunder shall cease upon such resignation, except the Company shall pay you
(a) any salary earned but unpaid prior to the resignation and all accrued but unused vacation, and (b) any business reimbursement expenses that were incurred but not reimbursed as of the date of resignation. Vesting of any shares pursuant to the Plan, the option agreement, any grant notices or any other unvested shares shall cease on the date of resignation. In the event that you voluntarily resign your position with the Company, you agree to continue to be bound by the terms and conditions of your Employee Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement, attached as Exhibit A.

                  (c) TERMINATION BY THE COMPANY WITHOUT JUST CAUSE. In the event that you are terminated by the Company for any reason other than Just Cause (as defined below), and provided you sign a full general release, releasing all claims known or unknown that you may have against the Company as of the date you sign such release, and upon the written acknowledgment of your continuing obligations under the Employee Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement, attached as Exhibit A, you shall receive the following severance benefits: a) nine months base salary, less all applicable deductions and withholdings; ("Severance Payments"). The payments shall be calculated based on your then current salary as of the termination date and shall be paid in the normal course of the Company's payroll cycle, less all applicable deductions and withholdings. Vesting of any shares pursuant to the Plan, the option agreement, any grant notices or any other unvested shares shall cease on the date of termination.

                  (d) TERMINATION FOR JUST CAUSE. In the event you are terminated by the Company for Just Cause (as defined below), the Company's obligation to make payments hereunder shall cease upon the date of receipt by you of written notice of such termination, except the Company shall: pay you any salary earned but unpaid prior to termination, all accrued but unused vacation and any business expenses that were incurred but not reimbursed as of the date of termination. Vesting of any shares pursuant to the Plan, the option agreement, any grant notices or any other unvested shares shall cease on the date of termination. In the event that you are terminated for Just Cause, you agree to continue to be bound by the terms and conditions of your Employee Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement, attached as Exhibit A.

                  (i) "JUST CAUSE" for termination shall mean: That the Company, acting in good faith based upon the information then known to the Company, determines that you have committed or engaged in: willful misconduct, gross negligence, charges of theft, fraud, or other illegal or dishonest conduct which are considered to be harmful to the Company by the majority vote of its Board of Directors; refusal or unwillingness to perform job duties, failure to adequately perform job duties,

                                                                         Initial
                                                                            PP
habitual absenteeism, substantial dependence on alcohol or any controlled substance, sexual or other forms of illegal harassment, conduct that reflects adversely upon, or making any remarks disparaging of the Company, its Board, Officers, Directors, advisors, executives, affiliates or subsidiaries; insubordination; any willful act that is likely to and which does, in fact, have the effect of injuring the reputation, business, or business relationship of the Company, violation of fiduciary duty, violation of any duty of loyalty, breach of any term of this Agreement, including the Employee Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement, Exhibit A, and matters of similar gravity to any of the above enumerated grounds. Termination with Just Cause may be made with or without notice to you at the sole discretion of the Company. In the event you are terminated for Just Cause you will not be entitled to any Severance Payments, pay in lieu of notice, vesting of any shares under any option, or any other such compensation set forth herein, but you will be entitled to all compensation, benefits and unreimbursed expenses accrued through the date of termination. The parties acknowledge that this definition of "Just Cause" in not intended and does not apply to any aspect of the relationship between the Company and any of its employees, including you, beyond determining your eligibility for the Severance Payments.

         10. EXEMPT EMPLOYMENT. Normal working hours are from 8 a.m. to 5 p.m., Monday through Friday. As an exempt, salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

         11. MISCELLANEOUS. This letter states the complete and exclusive terms and conditions of your employment and supercedes any and all prior agreements, whether written or oral. By joining MessageMedia, you are agreeing to abide by all laws and regulations, all MessageMedia policies and procedures, to acknowledge in writing that you have read MessageMedia's Employee Handbook and that you are bound by the terms and conditions of the Company's Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement. Violations of these policies may lead to immediate termination of employment. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

         We look forward to having you join us at MessageMedia. If you wish to accept this offer under the terms and conditions described above please sign and date this letter and the attached Proprietary Information, Inventions, Noncompetition, and Nonsolicitation Agreement and return them to me by June 5, 2000. If you have any questions about the terms of this offer, please do not hesitate to call me to discuss our offer at your earliest convenience.

Sincerely,

/s/ SUSAN L. MORSE
---------------------------
Susan L. Morse
VP, Human Resources


I have read this offer and I understand and I accept its terms.


/s/ PRABHULING PATEL                                                June 4, 2000
--------------------------                                          ------------
Prabhuling Patel                                                    Date



CC:   Larry Jones




                                                                         Initial
                                                                            PP